Exhibit 10.45

Non-Employee Director Compensation Summary

Boston Life Sciences, Inc.’s (the “Company’s”) non-employee directors currently consist of: (i) Robert S. Langer, Jr.; (ii) Michael J. Mullen; and (iii) John T. Preston. On October 28, 2004, Robert L. Gipson resigned from the Board of Directors. Messr. Gipson declined to receive any cash or stock compensation during the term of his service. Effective July 1, 2004, non-employee directors of the Company received an annual retainer, payable in monthly installments, and an additional fee for each board or committee meeting attended in person or telephonically. All non-employee directors are reimbursed for ordinary and reasonable expenses of attending any board or committee meetings. The table below sets forth the annual retainer, per board meeting fees and annual fees per committee chaired paid to our non-employee directors in 2004:

	2004 Annual Retainer	Board Meeting Fees	Annual Fee Per Committee Chaired
Robert S. Langer, Jr.	$8,334	$12,000	None
Michael J. Mullen	$8,334	$9,500	None
John T. Preston	$8,334	$9,500	None

Effective May 30, 2004, each new non-employee director is automatically granted an option to purchase 5,000 shares of Company’s common stock (“New Director Options”) upon election or appointment (the “Automatic Grant Date”). The exercise price of any New Director Options granted shall equal the fair market value of shares of the Company’s common stock subject thereto on the Automatic Grant Date. Subject to provisions regarding expiration and termination of options, New Director Options become exercisable as to 50% of the shares of the Company’s common stock subject thereto on the Automatic Grant Date and become exercisable as to an additional 25% of the shares of the Company’s common stock issuable upon exercise there of on each of the first and second anniversaries of such Automatic Grant Date. New Director Options terminate ten years after the date of grant. Upon their election to the Board in June 2004, Messrs. Mullen and Preston were each granted options to purchase 5,000 shares of common stock under this policy with an exercise price of $5.00 per share.